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                                                                Exhibit 27(4)(g)

                           NO-LAPSE ENHANCEMENT RIDER

This rider is made part of the policy to which it is attached if "No-Lapse Enhancement Rider" is shown in the Policy Specifications.

LAPSE PROTECTION. The policy will not lapse, as described in the "Grace Period" provision of the policy, as long as (i) the Minimum Premium Requirement is met, and (ii) the No-Lapse Value, less Indebtedness, is greater than zero.

NO-LAPSE VALUE. The No-Lapse Value is a reference value and is not used in determining the actual Accumulation Value or Death Benefit provided by the policy. On each Monthly Anniversary Day, the No-Lapse Value will be calculated as (1), plus (2), minus (3), minus (4), minus (5), plus (6) where:

(1)  is the No-Lapse Value on the preceding Monthly Anniversary Day.

(2) is all premiums received since the preceding Monthly Anniversary Day, less an 8% premium expense charge.

(3) is the No-Lapse Monthly Deduction for the month following the Monthly Anniversary Day.

(4) is the amount of any partial surrenders (i.e. withdrawals) and associated fees under the policy on the Monthly Anniversary Day.

(5) is the surrender charge, if any, as determined from Schedule 1 of the policy, for any decrease in Specified Amount.

(6)  is interest on the result of (1), plus (2), minus (3), minus (4), minus
     (5), paid at a compounded daily rate 0.01466977% (equivalent to a compounded annual rate of 5.5%).

On any day other than a Monthly Anniversary Day, the No-Lapse Value will be the No-Lapse Value as of the preceding Monthly Anniversary Day, plus all premiums received since the preceding Monthly Anniversary Day, less the premium expense charge noted in item (2) above, plus accumulated interest and less partial surrenders and associated fees.

The No-Lapse Value on the Date of Issue will be the initial premium received less: (i) the No-Lapse Monthly Deduction for the first policy month and (ii) the premium expense charge.

On each Policy Anniversary, the No-Lapse Value will be reset to equal to the greater of (i) the No-Lapse Value on that Policy Anniversary, or (ii) [70]% of the Policy Accumulation Value on that same Policy Anniversary.

The No-Lapse Value may become less than zero. If the No-Lapse Value, less Indebtedness, is less than or equal to zero, the policy may lapse as provided by the "Grace Period" provision of the policy.

MINIMUM PREMIUM REQUIREMENT. The monthly amount, as shown in the Policy Specifications, which is required to be paid to keep the rider in effect during the first five policy years. On any Monthly Anniversary Day during the first 5 Policy Years, cumulative premiums paid, less partial surrenders and indebtedness, must equal or exceed cumulative monthly Minimum Premiums.

NO-LAPSE MONTHLY DEDUCTION. The No-Lapse Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:

CHARGE 1 is the No-Lapse Cost of Insurance (as described in the "No-Lapse Cost of Insurance" provision of this rider) and the cost of any additional benefits provided by rider for the policy month; and

CHARGE 2 is the No-Lapse Monthly Administrative Fee (as described in the "No-Lapse Expense Charges and Fees" provision of this rider).

                                        1
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INTEREST CREDITED ON NO-LAPSE VALUE. Lincoln Life will credit interest to the
No-Lapse Value daily. The interest rate applied to unborrowed funds will be a compounded daily rate of 0.01466977% (equivalent to a compounded annual rate of 5.5%).

The interest rate credited on borrowed funds will be no less than a compounded daily rate of 0.01206015% (equivalent to a compounded annual rate of 4.5%).

NO-LAPSE COST OF INSURANCE. The No-Lapse Cost of Insurance under this rider is determined on a monthly basis. Such cost will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:

(1) is the No-Lapse Death Benefit at the beginning of the policy month, divided by 1.0032737,

(2) is the No-Lapse Value at the beginning of the policy month prior to the No-Lapse Monthly Deduction, or zero, if greater, and

(3) is the No-Lapse Factor as described in the "No-Lapse Cost of Insurance Rates" provision of this rider.

NO-LAPSE DEATH BENEFIT. The No-Lapse Death Benefit is calculated as described in the "Death Benefit" provision of the policy using the No-Lapse Value in lieu of the Accumulation Value and the No-Lapse Specified Amount in lieu of the Specified Amount.

NO-LAPSE COST OF INSURANCE RATES. The No-Lapse Cost of Insurance Rates are described in the Table Of No-Lapse Factors attached to this rider.

NO-LAPSE SPECIFIED AMOUNT. The amount of coverage, as shown in the Policy Specifications that is guaranteed by the rider. This amount cannot be less than 75% of the policy's Initial Specified Amount. The No-Lapse Specified Amount cannot be increased after issue. The No-Lapse Specified Amount can be decreased, but must be at least equal to the lesser of (i) 75% of the Policy's Initial Specified Amount, or (ii) 75% of the policy's current Specified Amount. The No-Lapse Specified Amount cannot exceed the policy's Specified Amount.

FIXED ACCOUNT ALLOCATION. The percentage of the policy Net Accumulation Value allocated to the Fixed Account, as initially selected on the application or subsequently changed by the Owner. If Automatic Rebalancing is in effect as described in the policy, the Fixed Account Allocation can impact the No-Lapse Value as described in the "Table of No-Lapse Factors" and the "No-Lapse Expense Charges and Fees" provisions of this rider.

TERMINATION. This rider and all rights provided under it will terminate automatically upon whichever of the following occurs first: (i) the Insured reaches Age 100, (ii) surrender or other termination of the policy, or (iii) the Minimum Premium Requirement is not met. If the rider terminates due to (i) above, coverage will continue as provided under the "Continuation of Coverage" provision of the policy.

The duration of the Lapse Protection provided by this rider may be reduced if:
(i) premiums or other deposits are not received on or before their due date; or
(ii) the Owner initiates any policy change that decreases the No-Lapse Value under the policy. Policy changes that could decrease the No-Lapse Value include, but are not limited to, partial surrenders, loans, increases in Specified Amount, changes in Death Benefit Option, electing to cancel Automatic Rebalancing, and changes in the Fixed Account Allocation.

POLICY PROVISIONS. Except as provided above, this rider is subject to all the terms of the policy.

EFFECTIVE DATE. This rider becomes effective as of its Date of Issue which is the Date of Issue of the policy.

                                     THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                                        2
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                            TABLE OF NO-LAPSE FACTORS

SPECIAL NOTE:      These monthly reference factors are based on the sex, Age
                   and premium class of the Insured. If the Insured is in a rated premium class, the No-Lapse rates will be those in the table multiplied by the Risk Factor, if any, shown in the POLICY SPECIFICATIONS. In determining the No-Lapse Cost of
                   Insurance used in the calculation of the No-Lapse Value, Lincoln Life will add the amount of the Flat Extra Monthly
                   Insurance Cost, if any, shown in the POLICY SPECIFICATIONS.
                   These factors are not used in calculating the actual
                   Accumulation Value or Death Benefit provided under the policy.

                   MONTHLY                              MONTHLY                             MONTHLY
    DURATION         RATE              DURATION          RATE               DURATION          RATE
-------------------------------     -------------------------------     --------------------------------
       1            0.09334                2            0.11251                 3           0.14836
       4            0.17003                5            0.19004                 6           0.19754
       7            0.21755                8            0.24173                 9           0.26924
      10            0.30176               11            0.33595                12           0.37514
      13            0.41851               14            0.46522                15           0.51860

      16            0.57617               17            0.65042                18           0.72636
      19            0.82318               20            0.92419                21           1.01436
      22            1.11123               23            1.21230                24           1.31924
      25            1.43038               26            1.55408                27           1.69286
      28            1.84925               29            2.02660                30           2.22243

      31            2.43424               32            2.65453                33           2.88664
      34            3.12473               35            3.37888                36           3.65917
      37            3.96986               38            4.32361                39           4.72135
      40            5.15645               41            5.63744                42           6.13322
      43            6.63625               44            7.13809                45           7.65228

      46            8.20342               47            8.80349                48           9.47052
      49           10.20985               50           10.99286                51          11.79415
      52           12.58816               53           13.36288                54          14.20907
      55           15.04637               56           15.88592                57          16.74494
      58           17.65979               59           18.83746                60          20.35697

      61           22.57853               62           26.41215                63          33.20017
      64           46.05793               65           71.71564

On each Monthly Anniversary Day, if Automatic Rebalancing is in effect, the monthly No-Lapse Factor is reduced according to the following table.

  IF THE ALLOCATION TO        THEN THE NO-LAPSE          IF THE ALLOCATION TO       THEN THE NO-LAPSE
  THE FIXED ACCOUNT IS       FACTOR IS MULTIPLIED        THE FIXED ACCOUNT IS      FACTOR IS MULTIPLIED
        BETWEEN:                     BY:                       BETWEEN:                     BY:
----------------------------------------------------     -------------------------------------------------
        10% - 19%                   .99                         60% - 69%                   .94
        20% - 29%                   .98                         70% - 79%                   .93
        30% - 39%                   .97                         80% - 89%                   .92
        40% - 49%                   .96                         90% - 100%                  .91
        50% - 59%                   .95

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                        NO-LAPSE EXPENSE CHARGES AND FEES

NO-LAPSE PREMIUM LOAD. Lincoln Life will deduct a Premium Load of 8.0% from each premium payment.

NO-LAPSE MONTHLY ADMINISTRATIVE FEE. The No-Lapse monthly administrative fee consists of: (a) a fee of $10.00 per month during each Policy Year; (b) a monthly charge per $1,000 of Initial Specified Amount, and (c) a monthly charge per $1,000 for any increase in Specified Amount. The charge described in (b) will be determined using the table below. The charge described in (c) will be determined using a table to be provided following an increase in Specified Amount.

                 EXPENSE CHARGE                      EXPENSE CHARGE                       EXPENSE CHARGE
   DURATION        PER $1000           DURATION        PER $1000           DURATION         PER $1000
---------------------------------     -------------------------------     -------------------------------
       1             0.09334               2             0.11251               3              0.14836
       4             0.17003               5             0.19004               6              0.19754
       7             0.21755               8             0.24173               9              0.26924
      10             0.30176              11             0.33595              12              0.37514
      13             0.41851              14             0.46522              15              0.51860

      16             0.57617              17             0.65042              18              0.72636
      19             0.82318              20             0.92419              21              1.01436
      22             1.11123              23             1.21230              24              1.31924
      25             1.43038              26             1.55408              27              1.69286
      28             1.84925              29             2.02660              30              2.22243

      31             2.43424              32             2.65453              33              2.88664
      34             3.12473              35             3.37888              36              3.65917
      37             3.96986              38             4.32361              39              4.72135
      40             5.15645              41             5.63744              42              6.13322
      43             6.63625              44             7.13809              45              7.65228

      46             8.20342              47             8.80349              48              9.47052
      49            10.20985              50            10.99286              51             11.79415
      52            12.58816              53            13.36288              54             14.20907
      55            15.04637              56            15.88592              57             16.74494
      58            17.65979              59            18.83746              60             20.35697

      61            22.57853              62            26.41215              63             33.20017
      64            46.05793              65            71.71564

On each Monthly Anniversary Day, if Automatic Rebalancing is in effect, the monthly Expense Charge per $1000 is reduced according to the following table.

 IF THE ALLOCATION TO     THEN THE EXPENSE            IF THE ALLOCATION TO      THEN THE EXPENSE
 THE FIXED ACCOUNT IS    CHARGE PER $1000 IS           THE FIXED ACCOUNT        CHARGE PER $1000
       BETWEEN:             MULTIPLIED BY:                IS BETWEEN:           IS MULTIPLIED BY:
----------------------------------------------      -----------------------------------------------
       10% - 19%                 .70                       60% - 69%                   .15
       20% - 29%                 .50                       70% - 79%                   .10
       30% - 39%                 .35                       80% - 89%                   .05
       40% - 49%                 .25                       90% - 100%                  .00
       50% - 59%                 .20